Exhibit 99.1

Investor Relations ir@membershipcollectivegroup.com Media and Press press@membershipcollectivegroup.com

Membership Collective Group Announces First Quarter 2022 Results; Introduces Fiscal 2022 Guidance

LONDON, U.K. May 18, 2022— Membership Collective Group Inc. (NYSE: MCG) (“MCG,” “Company,” “we” or “our”), a global membership platform of physical and digital spaces that connects a vibrant, diverse, and global group of members, today announced results for the first quarter ended April 3, 2022.

First Quarter 2022 Financial Results

•
Total Members in the first quarter 2022 grew to 171,927 from 155,836 in the fourth quarter 2021 and by 44.3% year-over-year
o
Soho House Members grew to 130,919 from 122,807 in the fourth quarter 2021, and 17.6% year-over-year
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MCG Membership waitlist now sits at an all-time high of > 79,000 with pre-pandemic retention rates
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First quarter 2022 Total revenue of $192.0 million, 165.2% growth compared to the first quarter 2021
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First quarter 2022 Membership revenues increased by 45.1% year-over-year, accounting for 30.6% of Total revenues
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In-House revenues grew to $87.8 million in the first quarter, up from $16.3 million compared to the first quarter 2021
o
Revenue Per Available Room (“RevPAR”) for the first quarter was 112.0% higher than the first quarter 2021
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First quarter 2022 Net loss attributable to Membership Collective Group Inc. was ($60.5m) or ($0.30) per share
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First quarter 2022 Adjusted EBITDA of $2.3m up $25.1m from the first quarter 2021
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We’re introducing fiscal 2022 guidance on the back of first quarter performance and current trading to date

“We’ve had a good start to the year, welcoming more than 16,000 new MCG members and successfully opening two new Soho Houses. Our promising revenue growth in the quarter was led by rising membership numbers and increased demand at our existing Houses, which accelerated in February and March and grew In-House revenues by over 400% vs. the same period in 2021”, said Nick Jones, Founder and CEO of MCG.

“Given the current performance across all business areas, today we are introducing fiscal 2022 guidance including full-year member, revenue and Adjusted EBITDA targets. While the current consumer outlook is challenging, we’re confident in our ability to deliver on these goals through the operational improvements we continue to make every day.

Our third House of the year, Holloway House in Los Angeles, opened in May and we remain on track to meet our target of nine new openings in fiscal 2022, as well as two new Ned sites in New York and Doha.”

Summary of Financial Results for the Quarter Ending April 3, 2022

	For the 13 Weeks Ended
(in thousands, unless otherwise noted)	April 3, 2022	April 4, 2021
Total revenues	$192,008	$72,401
Membership revenues	58,773	40,493
In-House revenues	87,755	16,259
Other revenues	45,480	15,649
Operating loss	(47,422)	(63,560)
House-Level Contribution(1)	29,746	10,123
House-Level Contribution margin (%)(1)	21%	18%
Other Contribution(1)	4,634	(11,724)
Other contribution margin (%)(1)	9%	(71)%
Net loss attributable to MCG Inc.	(60,479)	(90,479)
Adjusted EBITDA(1)	2,330	(22,792)
Adjusted EBITDA margin (%)(1)	1%	(31)%
Net debt(1)(2)	423,517	598,432

(1) See “Non-GAAP Financial Measures” on page 6 for reconciliations of Non-GAAP measures to GAAP measures.

(2) Net Debt is presented as of April 3, 2022 and April 4, 2021 respectively.

Expenses listed below are not added back in Adjusted EBITDA:

	For the 13 Weeks Ended
(in thousands, unless otherwise noted)	April 3, 2022	April 4, 2021
Pre-opening expenses	$4,032	$4,825
Non-cash rent	3,403	10,423
Deferred registration fees, net	2,389	(399)

We delivered the following highlights across our strategic priorities in the first quarter of Fiscal 2022

1. Global Expansion of Soho Houses

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Two Soho House openings during the first quarter 2022, we remain on track for nine Soho House openings in total for this fiscal year.
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Total number of Soho Houses increased to 35 by the end of the first quarter. We have now opened 18 new Houses since the beginning of 2018 including the launch of Holloway House in Los Angeles in the second quarter of 2022.
•
Soho House Members grew to 130,919 from 122,807 in the fourth quarter 2021, and 17.6% year-over-year.
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MCG Membership waitlist now sits at an all-time high of >79,000 with pre-pandemic retention rates.

2. Enhance Membership Value

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For the first time since the onset of COVID-19, we hosted a full calendar of member events during the first quarter across our UK and North America houses, driving footfall into our Houses.
o
For example, we offered several days of varied programming including musical acts such as George Clinton, Sister Sledge, Japanese Breakfast Club INTL and many more at our Austin Soho House.
o
Our members loved these events because their House became a hub for internationally known talent, and great experiences, spanning genres and generations.

3. Launch & Grow New Membership Brands

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Soho Friends, Soho Works and HOME+ memberships continued to increase adding 7,979 members during the first quarter to reach 41,008 members.
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Soho Works continued to benefit from the trend towards flexible working, with memberships growing 401% vs the first quarter of 2021. Across all our Soho Works sites, approximately 30% of our space is offices for rent, with global office occupancy approximating 100% at the end of the first quarter.
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New Soho Home collections resonated well - revenues and margins continued to grow rapidly in the first quarter of 2022. Revenues in Q1 2022 increased by 150% YoY. Members continue to account for 74% of revenues.

4. Drive Digital Experience

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81% of our members now use the Member app (SH.APP) on average 2-3 times per week. We saw approximately 775k bookings through the SH.APP, accounting for 75% of all bookings, representing a 500bps increase.
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We have made further enhancements to our connect features, increasing member engagement by 600bps compared to the fourth quarter 2021. 37% of our members now connect digitally.
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We are currently Beta testing our Soho Connect app, which will provide the next level of digital connectivity to our members. The new product is on track to introduce to House members this summer.

5. Operational Excellence while Delivering Growth

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We saw continued recovery of In-House revenue despite the impact of Omicron. Overall In-House revenues grew by 440% to $87.8 million in Q1 2022, up from $16.3 million in Q1 2021.
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Our accommodation performance improved markedly in February and March with RevPAR for Q1 2022 112% higher than Q1 2021.
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While inflationary pressures persist during 2022, to date, we have been able to offset most through pricing power and continued improvements in our purchasing across F&B and our retail business.
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For example, food and beverage cost of sales ratios have actually improved 260 bps versus the first quarter 2019
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We achieved first quarter 2022 Adjusted EBITDA of $2.3 million, an increase of $25.1 million compared to the first quarter of 2021.

6. Underpinned by House Foundations

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We have published our first ESG Report highlighting our key initiatives and goals for 2030 including:
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We strengthen our commitment to help people from underrepresented or lower-socioeconomic backgrounds get access to the creative industries. By 2030, 5% of our annual Soho House membership intake to be part of one of our creative access programs.
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To ensure our business does as little harm to the environment as possible, we set environmental goals including to be net zero on carbon emissions by 2030 and reduce waste across all our operations globally by 50%.

Membership Summary for the Quarter Ending April 3, 2022

	As of
	April 3, 2022	April 4, 2021
Total Members	171,927	119,185
Soho House	130,919	111,311
Frozen members	3,519	16,544
Soho Friends	30,141	4,075
Soho Works	5,581	1,113
HOME+	5,286	2,686
SH.APP Active Users	123,733	76,308

Memberships

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Total Members in the first quarter 2022 grew to 171,927 from 155,836 in the fourth quarter 2021 and by 44.3% year-over-year.
•
Soho House Members grew to 130,919 from 122,807 in the fourth quarter 2021, as retention rates remained strong, alongside membership intakes in both new and existing Houses.
•
Frozen Members totaled 3,519 at the end of the first quarter 2022, a further decrease of 935 since the end of the fourth quarter 2021, below pre-pandemic levels. Membership reactivations occurred across all regions.
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Other Memberships including Soho Friends, Soho Works and HOME+ increased to 41,008 members, an increase of 7,979 from the end of the fourth quarter 2021 and +421% increase year-on-year.

Financing

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Membership Collective Group Inc. ended the first quarter 2022 with Cash and Cash equivalents and Restricted cash of $285 million.
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As previously noted, on March 9, 2022, we exercised our option under the Goldman Sachs Senior Secured Note Purchase Agreement to issue $100 million of additional notes.
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The Company repurchased 324,972 shares for $2.6 million during the first quarter 2022.

We’re introducing fiscal 2022 guidance on the back of first quarter performance and current trading to date:

	FY2022 Guidance Range	YoY %
Soho House Members	160,000 to 165,0000	30% to 34%
Total Membership Revenues	$270 million to $280 million	30% to 48%
Total Revenues	$950 million to $1,025 million	69% to 83%
Adjusted EBITDA*	$80 million to $90 million	N/A

*without adding back pre-opening costs, non-cash rent and deferred registration fees which we currently estimate to be a total of ~$60 million combined for fiscal 2022 as a whole

Conference Call and Webcast:

A conference call and live webcast will be hosted to discuss these results on Wednesday, May 18, 2022, at 08:30 EDT / 13:30 BST.

A live broadcast and accompanying presentation will be available at MCG’s website

www.membershipcollectivegroup.com.

To listen to the live conference call, please dial;

USA:

Participant Toll-Free Dial-In Number: (888) 500-3691
Participant Toll Dial-In Number: (646) 307-1951

UK:

Participant UK Toll-Free Dial-In Number: +44.800.524.4258
Participant UK Toll Dial-In Number: +44.20.8610.3526

Conference ID: 7633905

A replay of the webcast will be available on the MCG website following the call for up to 90 days.

Contacts: -

Investor Relations: ir@membershipcollectivegroup.com

Press: press@membershipcollectivegroup.com

Non-GAAP Financial Measures

This presentation contains certain financial measures, including Adjusted EBITDA, House-Level Contribution and Margin, Other Contribution and Margin, Net Debt and certain financial measures presented on a Constant Currency basis that are not required by, or presented in accordance with, accounting principles generally accepted in the United States of America (‘GAAP’). We refer to these measures as ‘non-GAAP financial measures.’ We use these non-GAAP financial measures when planning, monitoring and evaluating our performance. While we believe that these non-GAAP financial measures are useful in evaluating our business, this information should be considered as supplemental in nature and is not meant as a substitute for revenues or net income (loss), in each case as recognized in accordance with GAAP. In addition, other companies may calculate one or more of these measures differently, which reduces the usefulness of any such measure as a comparative measure. See Appendix for a definition of these non-GAAP financial measures and a reconciliation to the most directly comparable GAAP financial measures.

The information in this presentation should be read in conjunction with our Quarterly Report on Form 10-Q and other information that we file with the SEC. The reconciliations of non-GAAP financial measures are an integral part of the information presented herein. You can access these documents on our website, www.membershipcollectivegroup.com, free of charge, as well as amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information contained on our website is not incorporated by reference into, and should not be considered a part of, this presentation.

In addition, the SEC maintains a website that contains reports, proxy and information statements, and other information regarding issuers, including the Company, that file electronically with the SEC at www.sec.gov.

The non-GAAP financial measures we use herein are defined by us as follows:

ADJUSTED EBITDA. Adjusted EBITDA is a supplemental measure of our performance. Adjusted EBITDA is defined as Net income (loss) before Depreciation and amortization, Interest expense, net, Income tax (expense) benefit, adjusted to take account of the impact of certain non-cash and other items that we do not consider in our evaluation of ongoing operating performance. These other items include, but are not limited to, Gain (loss) on sale of property and other, net, Share of loss (profit) from equity method investments, Foreign exchange, Share of equity method investments adjusted EBITDA and Share-based compensation expense. We believe that Adjusted EBITDA is an appropriate measure of operating performance because it eliminates the impact of expenses (income) that do not relate to ongoing business performance.

HOUSE-LEVEL CONTRIBUTION AND MARGIN. House-Level Contribution is defined as House Revenues less In-House operating expenses, which includes expense items such as food and beverage costs, labor costs, variable overheads and fixed costs, such as rent. It does not reflect the impact of depreciation, amortization, impairment, gain or loss on sale of property, or general and administrative expenses. House-Level Contribution Margin is defined as House-Level Contribution as a percentage of our House Revenues and is a key determinant of our performance and profitability and our return on the investment we make in each of our Houses. Given that all costs associated with providing our members with the Soho House experience, including the costs associated with maintaining our Houses and providing services to members while in the Houses, are included in In-House operating expenses, we use House Revenues (inclusive of House Membership Revenues) in calculating House-Level Contribution and House-Level Contribution Margin to assess the overall profitability of our Houses. Accordingly, our management considers House-Level Contribution and House-Level Contribution Margin to be an important management measure to evaluate the performance of each House, and growth in aggregate House-Level Contribution allows us to leverage our general and administrative costs and improve overall profitability.

HOUSE MEMBERSHIP REVENUES. House Membership Revenues are comprised primarily of annual membership fees and one-time registration fees from Soho House members which are amortized over 20 years.

IN-HOUSE REVENUES. In-House revenues include all revenues realized within our Houses, including food and beverage, accommodation and spa products and treatments.

HOUSE REVENUES. House Revenues is defined as House Membership Revenues plus In-House revenues, less Non-House Membership Revenues. Our management views House Membership Revenues and In-House revenues as interrelated and their aggregation as important in tracking House performance. Although there is no minimum spend for any member on In-House offerings, nevertheless in practice most members consume food and beverage, accommodations and other offerings at our Houses. The pricing of our In-House offerings is reflective of the fact that the significant majority of In-House offerings that generate In-House revenues are consumed by members who also pay a membership fee in relation to that House, with pricing of such In-House offerings being identical for both members and non-members.

OTHER CONTRIBUTION AND MARGIN. Other Contribution is defined as Other revenues plus Non-House Membership Revenues less Other operating expenses, which includes expense items not related to the operation of Houses, such as labor costs, variable overheads and fixed costs, such as rent. It does not reflect the impact of depreciation, amortization, impairment, gain or loss on sale of property, or general and administrative expenses. Other Contribution Margin defined as Other Contribution as a percentage of our Other revenues and is a key determinant of our performance and profitability and our return on the investment in our non-House business. Our management considers Other Contribution and Contribution Margin to be an important management measure.

NET DEBT. Net Debt reflects the total debt, comprising long-term debt, property mortgage loans and related party loans, less cash, cash equivalents and restricted cash. Net Debt is an important measure to monitor leverage and evaluate the balance sheet. A limitation associated with using Net Debt is that it subtracts Cash and cash equivalents and Restricted cash and therefore may imply that there is less Company debt than the most comparable GAAP measure indicates. Management believes that investors may find it useful to monitor leverage and evaluate the balance sheet.

REVENUE PER AVAILABLE ROOM. The key industry standard for measuring hotel-operating performance is RevPAR, which is calculated by multiplying the percentage of occupied rooms by the average daily room rate realized.

CONSTANT CURRENCY. Some of our financial and operational data that we disclose in this release is presented on a ‘constant currency’ basis to isolate the effect of currency changes during the period. Where we refer to a measure being calculated in ‘constant currency,’ we are calculating the dollar change and the percentage change as if the exchange rate that is being used in the current period was in effect for all prior periods presented. We believe that this calculation provides a more meaningful indication of actual year over year performance and eliminates any fluctuations from currency exchange rates.

While we believe that these non-GAAP financial measures are useful in evaluating our business, this information should be considered as supplemental in nature and is not meant as a substitute for revenues or net income (loss), in each case as recognized in accordance with GAAP. In addition, other companies may calculate one or more of these measures differently, which reduces the usefulness of any such measure as a comparative measure.

A reconciliation of Net loss to Adjusted EBITDA for the 13 weeks ending April 3, 2022 and April 4, 2021 is set forth below:

	For the 13 Weeks Ended		Percent Change
	April 3, 2022	April 4, 2021	Actuals	Constant Currency(1)
	Actuals
	(Unaudited, dollar amounts in thousands)
Net loss	$(60,626)	$(93,037)	35%	32%
Depreciation and amortization	22,831	17,845	28%	33%
Interest expense, net	15,717	29,604	(47)%	(45)%
Income tax benefit	(452)	(823)	45%	43%
EBITDA	(22,530)	(46,411)	51%	50%
Loss on sale of property and other, net	(1,663)	—	n/m	n/m
Share of loss of equity method investments	(398)	696	n/m	n/m
Foreign exchange	17,074	14,867	15%	19%
Share of equity method investments adjusted EBITDA	1,339	871	54%	60%
Share-based compensation expense	7,803	2,129	n/m	n/m
Membership credits expense(2)	705	2,750	(74)%	(73)%
COVID-19 related charges(3)	—	31	n/m	n/m
Corporate financing and restructuring costs(4)	—	2,275	n/m	n/m
Adjusted EBITDA	$2,330	$(22,792)	n/m	n/m

(1)
See “Non-GAAP Financial Measures—Constant Currency” for an explanation of our constant currency results.
(2)
Beginning on March 14, 2020, due to the COVID-19 pandemic, we issued membership credits to active members of our closed Houses to be redeemed for certain Soho Home products and services. Membership credits were a one-time goodwill gesture, issued as a marketing offer to active members. The expense represents our best estimate of the cost in fulfilling the membership credits.
(3)
Represent items of additional expense incurred in order to comply with health and safety protocols while keeping certain Houses open during the pandemic.
(4)
Our Corporate financing and restructuring costs vary significantly each year and period presented based on financing and restructuring being undertaken. Such costs do not relate to normal, recurring, cash operating expenses.

A Reconciliation of Operating loss to House-Level Contribution & Other Contribution for the 13 weeks ending April 3, 2022 and April 4, 2021 is set forth below:

	For the 13 Weeks Ended
	April 3, 2022	April 4, 2021	Change %	April 4, 2021 Constant Currency	Constant Currency Change %
	Actuals
	(Unaudited, dollar amounts in thousands)
Operating loss	$(47,422)	$(63,560)	25%	$(61,146)	22%
General and administrative	29,286	16,505	77%	15,878	84%
Pre-opening expenses	4,032	4,825	(16)%	4,642	(13)%
Depreciation and amortization	22,831	17,845	28%	17,167	33%
Share-based compensation	7,803	2,129	n/m	2,048	n/m
Foreign exchange loss, net	17,074	14,867	15%	14,302	19%
Other	776	5,788	(87)%	5,568	(86)%
Non-House membership revenues	(6,787)	(820)	n/m	(789)	n/m
Other revenues	(45,480)	(15,649)	n/m	(15,055)	n/m
Other operating expenses	47,633	28,193	69%	27,122	76%
House-Level Contribution	$29,746	$10,123	n/m	$9,739	n/m
Operating loss margin	(25)%	(88)%		(88)%
House-Level Contribution Margin	21%	18%		18%

	For the 13 Weeks Ended
	April 3, 2022	April 4, 2021	Change %	April 4, 2021 Constant Currency	Constant Currency Change %
	Actuals
	(Unaudited, dollar amounts in thousands)
Operating loss	$(47,422)	$(63,560)	25%	$(61,146)	22%
General and administrative	29,286	16,505	77%	15,878	84%
Pre-opening expenses	4,032	4,825	(16)%	4,642	(13)%
Depreciation and amortization	22,831	17,845	28%	17,167	33%
Share-based compensation	7,803	2,129	n/m	2,048	n/m
Foreign exchange loss, net	17,074	14,867	15%	14,302	19%
Other	776	5,788	(87)%	5,568	(86)%
House membership revenues	(51,986)	(39,673)	(31)%	(38,166)	(36)%
In-House revenues	(87,755)	(16,259)	n/m	(15,641)	n/m
In-House operating expenses	109,995	45,809	n/m	44,069	n/m
Total Other Contribution	$4,634	$(11,724)	n/m	$(11,279)	n/m
Operating loss margin	(25)%	(88)%		(88)%
Other Contribution Margin	9%	(71)%		(71)%

A reconciliation of Net Debt as of April 3, 2022 and April 4, 2021 is set forth below:

	As of		Percentage change
	April 3, 2022	April 4, 2021	Actuals	Constant Currency
Current portion of debt, net of debt issuance costs	$10,775	$103,039	(90)%	(89)%
Debt, net of current portion and debt issuance costs	561,129	441,071	27%	34%
Property mortgage loans, net of debt issuance costs	115,671	114,973	1%	6%
Current portion of related party loans	450	589	(24)%	(20)%
Related party loans, net of current portion and imputed interest	20,494	17,463	17%	23%
Total debt	708,519	677,135	5%	10%

Cash and cash equivalents	(277,196)	(71,674)	n/m	n/m
Restricted cash	(7,806)	(7,029)	(11)%	(17)%
Net Debt	$423,517	$598,432	(29)%	(26)%

Key Performance and Operating Metrics Evaluated by Management

In assessing the performance of our business, we consider a variety of operating and financial measures. These key measures include:

NUMBER OF SOHO HOUSES. The number of Soho Houses reflects the total number of Soho Houses in operation in any period, irrespective of whether each House is (i) controlled by us, (ii) operated through a non-controlling interest in a joint venture or (iii) operated through a management contract.

We review the number of members from all Houses to assess new member growth, total House Revenues, and House-Level Contribution.

NUMBER OF SOHO HOUSE MEMBERS. Our Soho House membership model is an integral part of our business and has a significant impact on our profitability and financial performance. Typically, members hold an Every House membership or a Local House membership. Member count is the primary driver of Membership Revenues and is also a critical factor in In-House Revenues as members utilize the offerings that are provided within the Houses. Soho House members include all active, frozen and non-paying members.

The extent to which we achieve growth in our membership base, retain existing members and periodically increase our membership fee rates will impact our profitability. We have historically enjoyed strong member loyalty, reflected by very high retention rates. Robust demand for our memberships is also evidenced by considerable wait lists for our Houses.

The year-over-year increase in our total number of Soho House members is driven by a combination of increases in membership at existing Houses and members from new Houses.

NUMBER OF OTHER MEMBERS. Other members include members of Soho Works, Soho Friends and SOHO HOME+ and are key to our growth strategy and enhancing our Soho House member experience. Like Soho House members, other memberships are an integral part of our business and we believe will have a significant impact on our profitability and financial performance in the future.

FROZEN MEMBERS. Frozen Members refers to Soho House members who have elected to suspend their membership payments on a six, nine- or twelve-month basis during which period the member is not able to gain access to a Soho House site as a member, access our membership Apps, or book bedrooms or Cowshed treatments or products on discounted member rates. Frozen Members are not included in Adult Paying Members, but are included in the total number of Soho House members.

MEMBERSHIP REVENUES. Membership revenues are comprised of House Membership Revenues (as defined below) and Non-House Membership Revenues (as defined below). House Membership Revenues and Non-House Membership Revenues are each comprised primarily of annual membership fees and one-time registration fees which are amortized over 20 years. Membership revenues are a function of the number of members, membership mix, and membership pricing. For GAAP, we report Membership revenues only from Houses and sites in which we own a controlling interest. Our membership pricing varies by geographic segment and membership offering and, as such, our mix of House and Soho Works club openings can affect our revenue growth and profitability over time. Prices are generally higher in North America and the rest of the world compared with the UK and Europe. Membership revenues provide a stable and recurring source of revenues which have few direct costs and, as such, is a reliable and predictable source of cash flow.

HOUSE MEMBERSHIP REVENUES. House Membership Revenues is an important performance indicator and is defined above in the NON-GAAP reconciliation.

IN-HOUSE REVENUES. In-House revenues refer to all revenues realized within our Houses, and primarily includes revenues from food and beverage, accommodation, and spa products and treatments.

HOUSE REVENUES. House Revenues is an important performance indicator and is defined in “Non-GAAP Financial Measures."

OTHER REVENUES. Other revenues are defined as total revenues that are not realized within our Houses, including revenues from Scorpios, Soho Works and our stand-alone restaurants, procurement fees from Soho House Design, Soho Home and Cowshed retail products and other revenues from products and services that we provide outside of our Houses, as well as management fees from the Ned.

NON-HOUSE MEMBERSHIP REVENUES. Non-House Membership Revenues are comprised of Soho Works membership revenues, Soho Friends membership revenues and SOHO HOME+ membership revenues.

SH.APP ACTIVE USERS. SH.APP Active App Users is defined as unique users who have logged into our membership App within the last three months.

Forward Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this release that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements regarding our expected financial performance and operational performance for fiscal 2022, as well as statements that include the words “expect,” “intend,” “plan,” “believe,” “project,” “forecast,” “estimate,” “may,” “should,” “anticipate” and similar statements of a future or forward-looking nature. These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including important factors discussed under the caption “Risk Factors” in our annual report on form 10-K for the fiscal year ended January 2, 2022 and as such factors may be updated from time to time in our other filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. In addition, we operate in rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements that we may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this release are inherently uncertain and may not occur, and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. Accordingly, you should not rely upon forward-looking statements as predictions of future events. In addition, the forward-looking statements made in this release relate only to events or information as of the date on which the statements are made in this release. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.

Contacts:

Investor Relations

ir@membershipcollectivegroup.com

Media and Press

press@membershipcollectivegroup.com

About Membership Collective Group:

The Membership Collective Group (MCG) is a global membership platform of physical and digital spaces that connects a vibrant, diverse and global group of members. These members use the MCG platform to work, socialize, connect, create and flourish all over the world. We began with the opening of the first Soho House in 1995 and remain the only company to have scaled a private membership network with a global presence. Members around the world engage with MCG through our global collection of 35 Soho Houses, 9 Soho Works, The Ned in London, Scorpios Beach Club in Mykonos, Soho Home – our interiors and lifestyle retail brand – and our digital channels. The LINE and Saguaro hotels in North America also form part of MCG’s wider portfolio.

For more information, please visit www.membershipcollectivegroup.com.

Source: Membership Collective Group (MCG)